UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 18, 2010

Datone, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53075	16-1591157
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Qingdao Hongguan Shoes Co., Ltd.
269 First Huashan Road
Jimo City, Qingdao
Shandong, PRC

Telephone: 86-0532-8659 5999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2010, Craig H. Burton, the President and then current Director, Joseph J. Passalaqua, the Secretary and then current Director, and Joseph Meuse, then current Director of Datone, Inc. (the “Company”), submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their position as directors of the Company that became effective on the tenth day following the mailing of a Schedule 14f-1 Information Statement.  In addition, the board of directors (the “Board”) appointed Tao Wang (Chairman), Renwei Ma and Lanhai Sun to fill the vacancies created.  These appointments became effective upon the effectiveness of the resignations of Craig H. Burton, Joseph J. Passalaqua, and Joseph Meuse on the tenth day following the mailing by us of a Schedule 14f-1 Information Statement.

On March 18, 2010, the resignations of Craig H. Burton, Joseph J. Passalaqua and Joseph Meuse as members of the Board became effective.  In addition, on March 18, 2010, the appointments of Tao Wang (Chairman), Renwei Ma and Lanhai Sun became effective.

Mr. Wang has been the Company’s CEO and founder since March 10, 2003.  Before founding Hongguan, Mr. Wang was engaged in variety of capacities involving branding, strategic marketing and sales of footwear since 1992.  Mr. Wang has over eighteen years experience in shoe industry.

Mr. Ma is the Company’s legal representative since the founding of the Hongguan in March 2003. Prior to becoming Hongguan’s legal representative, he was self-employed, as well worked in the shoe industry.  He obtained a bachelor degree in Marketing.

Mr. Sun has been working as the Company’s financial consultant since 2005, and he has invested and owns several Hongguan outlets.  He also acts as general manager at Shandong Huibo Import & Export Co., Ltd and Qingdao Xingguang Import & Export Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2010

DATONE, INC.

/s/Tao Wang
Tao Wang, Chief Executive Officer